RELEASE IMMEDIATELY

Contact:                 Frank Cinatl       888-ABATIX-X (888-222-8499)                             fcinatl@abatix.com

ABATIX CORP. RETAINS COUNSEL

DALLAS, TEXAS, MAY 3, 2004 . . . ABATIX CORP. (NASDAQ ABIX) today confirmed that lawsuits have been recently filed against it, including securities class actions and one patent infringement case relating to the RapidCool™ line of products. The Company intends to vigorously defend against all of the claims made in these cases and has retained Fulbright & Jaworski L.L.P. as counsel.

ABATIX CORP. is a full line supplier to the construction tool, industrial safety, environmental supply and homeland security industries. The Company currently has seven distribution centers in Dallas and Houston, Texas, in San Francisco and Los Angeles, California, in Phoenix, Arizona, in Seattle, Washington and in Las Vegas, Nevada. These distributions centers serve customers throughout the Southwest, Pacific Coast, Alaska and Hawaii.

# # #